Exhibit 99.2

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PRELIMINARY TRANSCRIPT

GEF—Q1 2012 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: MARCH 01, 2012 / 03:00PM GMT

OVERVIEW:

GEF reported 1Q12 net sales of $993m, net income attributable to Co. of approx. $24m and net income attributable to Co., before special items of $32m or $0.55 per Class A share.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier Greif Inc—VP, Corporate Communications

Robert McNutt Greif Inc—SVP, CFO

David Fischer Greif Inc—President, CEO

CONFERENCE CALL PARTICIPANTS

Philip Gresh JPMorgan Chase & Co.—Analyst

Ghansham Panjabi Robert W. Baird & Company, Inc.—Analyst

Mark Wilde Deutsche Bank—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif, Inc. first quarter 2012 Earnings Conference Call. (Operator Instructions). It is now my pleasure to introduce your host, Deborah Strohmaier, Vice President of Corporation Communications for Greif, Inc. Thank you, Miss Strohmaier, you may begin.

Deb Strohmaier—Greif Inc—VP, Corporate Communications

Thank you, Kevin. Good morning everyone. As a reminder you may follow this presentation on the web at greif.com in the Investor Center under conference calls. If you don’t already have the earnings release, it is also available on our website.

We are on slide two. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation; in the Company’s 2011 Form 10-K; and in other Company SEC filings as well as Company earnings news releases.

As noted on slide three, this presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition related costs, and EBITDA before and after special items. EBITDA is defined as net income plus interest expense, net, plus income tax expense, less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization expense.

Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the first quarter 2012 earnings release.

Giving prepared remarks today are in order of speaking, Senior Vice President and CFO Rob McNutt, and President and CEO David Fischer. I will now turn the call over to Rob.

Robert McNutt—Greif Inc—SVP, CFO

Thank you, Deb. Please turn to slide four.

During the past two years, we’ve been actively involved in building a foundation to execute the next phase of our growth strategy. This has involved 20 acquisitions which included some smaller tuck-in acquisitions that reinforce our core and strategic acquisitions that have set the base for three global growth platforms, flexibles, reconditioning and rigid IBCs. With those transactions completed in 2011 we are focused on integration and we’re beginning to realize synergies in the Greif Business System benefit.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Since July of 2011 our business leaders have been responding to market weakness in Europe and the related downstream follow-on effects elsewhere in the world by implementing contingency plans to adapt to the decline in volumes. While there are initial signs of improvement in market conditions, we expect to continue to be somewhat impacted by European market conditions in the second quarter. We are anticipating a modest recovery in sales volumes for the second half of this year.

Overall first quarter operating profit and net income exceeded our budget with paper above our expectations and rigid and land essentially on budget. Our flexibles business was under our expectations, primarily driven by market pressures in Europe. Cash flow from operations was positive compared with the same period last year improving by approximately $75 million compared with first quarter 2011.

The financial summary on slide five includes key performance items on a year-over-year basis. The 5% increase in net sales to $993 million for first quarter was principally due to higher sales volumes of 3%, including 7% from acquisitions completed during the past 12-months which offset a 4% decline in volumes on a same structure basis. Selling prices increased 4% versus first quarter 2011, primarily due to the pass-through of higher raw material costs. There was also a negative impact of 2% from foreign currency translation.

The market conditions in Europe during first quarter 2012 particularly impacted our Rigid Industrial Packaging & Services and Flexible Products & Services segment results. The decline in volume in our flexible products business occurred later than in rigid packaging, principally due to difference in the business’ supply chains. First quarter 2012 volume for paper packaging, which operates in North America, increased 9% in the quarter versus a year ago.

Gross profit was basically flat at $179 million for the first quarter of 2012 versus a year ago. Gross profit margin was 18% for first quarter 2012 versus 18.7% for the same period last year. Lower volumes and market pressures in the Rigid Industrial Packaging & Services segment were partially offset by higher volumes and lower input costs in the paper packaging segment compared with first quarter of 2011.

SG&A expenses were $113 million for first quarter 2012 compared with $107 million a year ago. This $6 million increase was principally due to expenses related to acquired companies. SG&A expenses were 11.3% of net sales for first quarter 2012 which is unchanged from a year ago.

Operating profit was $58 million for first quarter 2012 compared with $69 million for the same period in 2011. Operating profit before special items was $69 million for first quarter 2012 versus $80 million last year. This decline was primarily due to lower results in Rigid Industrial Packaging & Services in Europe and Asia-Pacific which was partially offset by improved results in North America for Rigid Industrial Packaging & Services and Paper Packaging.

Restructuring charges were $9 million for first quarter 2012 versus $3 million a year ago. These restructuring charges were principally due to contingency actions in the Rigid Industrial Packaging & Services segment and continued integration in our Flexible Products business.

Net interest expense was $24 million for first quarter 2012 compared with $17 million a year ago. The $7 million increase was due to the higher level of debt outstanding related to acquisitions completed during the past year.

Income tax expense declined to approximately $10 million for first quarter 2012 from $13 million for the same period last year principally due to the decline in pre-tax net income. Company’s annual book tax rate is expected to be 29.2% for 2012 versus 24.6% for 2011. This increase is due to a change in global earnings mix. We continue to anticipate that cash taxes will be approximately 20% for fiscal 2012.

Net income attributable to Greif was approximately $24 million for first quarter 2012 compared with $41 million a year ago. Net income attributable to Greif before special items was $32 million for first quarter 2012 versus $50 million for the same period last year which represents $0.55 per Class A share compared with $0.86 a year ago.

EBITDA was $97 million for first quarter of 2012 versus $104 million last year. This decline is due to the same factors that impacted operating profit.

Please turn to slide six. Rigid industrial packaging net sales increased 8% to $703 million for first quarter 2012 compared with $654 million for the same period last year. Sales volumes benefited from an 11% increase due to acquisitions partially offset by a 6% decline on a same structure basis due to market pressure, especially in Europe.

Average selling prices increased 4% for first quarter 2012 principally due to pass-through of higher raw material costs. There was a negative 2% impact of foreign currency translation.

Gross profit of $121 million was relatively flat for the quarter compared to a year ago. Gross profit margin declined to 17.2% for the segment versus 18.5% for first quarter 2011. Lower volumes and increased market pressures in legacy Western European operations were the key factors in year-over-year margin decrease.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Operating profit before special items was $42 million for first quarter 2012 compared with $50 million for the same period last year. Solid results in North America were primarily offset by weak results in Europe and Asia-Pacific. There were approximately $7 million of restructuring charges in the first quarter, primarily related to contingency actions implemented during the quarter versus approximately $2 million for the same period last year.

I am now on slide seven. Flexible products segment had net sales of $115 million for first quarter of 2012 compared with $128 million a year ago. This decline was due to weak market conditions in Europe where a majority of this segment’s sales occur.

Gross profit was approximately $24 million for first quarter 2012 versus $25 million a year ago. Gross profit margin increased to 20.6% of net sales for first quarter 2012 from 19.1% last year. This year-over-year increase in gross profit margin was principally due to positive contributions from Greif Business System initiatives as well as sales mix.

Operating profit before special items was $4 million for first quarter 2012 versus $9 million a year ago.

Please turn to slide eight. Net sales for paper packaging increased 7% to $168 million for first quarter of 2012 primarily due to higher sales volumes.

Gross profit increased to $31 million for first quarter from $28 million last year. Higher volumes combined with lower input costs for OCC, old corrugated containers, contributed to the year-over-year increase. These factors contributed to an increase in gross profit margin for the quarter to 18.6% from 18.1% last year. OCC costs for first quarter 2012 were below the same period last year. However, since quarter end those costs have increased slightly.

Operating profit before special items increased to $20 million for first quarter of 2012 from $18 million a year ago, also benefiting from higher volumes and lower OCC costs.

As shown on slide nine, land management’s net sales were $7 million for the first quarter compared with $5 million for the same period last year reflecting ongoing efforts to diversify this business. Revenue from recreation, mineral and consulting initiatives represented 24% of net sales for first quarter 2012. Operating profit before special items was approximately $3 million for the first three months of 2012 and 2011. Special use property disposals were $400,000 for first quarter of this year compared with $1.6 million for the same period in 2011.

Please turn to slide ten. Our first quarter cash flow is impacted by several factors including year-end inventory management by our customers and the number of holidays, globally, from November to January. For the first quarter of this year cash provided by operating activities was approximately $7 million compared with $68 million of cash used in operating activities for the same period last year. This reflects progress from focused efforts we have made to improve our cash flow. It also marks the first time in five years that first quarter cash flow from operations was positive.

Please turn to slide 11. As previously indicated, we did not complete any acquisitions during first quarter 2012 and also added no acquisitions to our pipeline during this period. As presented in our cash flow statement there was a $14 million cash payment in first quarter 2012 related to an acquisition that was completed in 2010.

Capital expenditures were approximately $41 million for the first quarter of this year which is consistent with a year ago. First quarter 2012 capital expenditures included carryover projects from 2011 related to Company’s growth platforms including ongoing construction of the fabric hub in Saudi Arabia. We expect total capital expenditures for 2012 to be $130 million.

This past Monday the Board of Directors approved quarterly cash dividends of $0.42 and $0.63 per Class A and Class B shares, respectively, for the quarter. These dividends are payable on April 1, 2012.

Now, please turn to slide 12. We anticipate overall modest sequential quarter improvement despite continuation of uncertain market conditions, especially in Europe, for our Rigid Industrial Packaging & Services and Flexible Products & Services businesses. These market conditions are expected to improve during the second half of fiscal 2012 and we reaffirm that EBITDA for 2012 is anticipated to be between $500 million and $550 million.

That concludes my remarks. I will now turn the call over to David Fischer for his remarks.

David Fischer—Greif Inc—President, CEO

Thank you, Rob. Please turn to slide 13. We are beginning to see signs of improvement following a period of challenging market conditions and are closely monitoring developments. The Greif Business System continues to deliver cost savings from contingency actions implemented so far.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

As previously mentioned, our two key areas of focus in 2012 are acquisition integration and increasing cash flow. We are encouraged by the progress thus far. For example, in Flexible Products we are consolidating and streamlining operations within our global network to position us to achieve increased efficiency and profitability consistent with our long-term goals. One of the key elements of this segment’s strategy is the fabric hub in Saudi Arabia. We expect to start test runs later this quarter followed by initial production this summer.

Meaningful contributions from the fabric hub are expected in 2013. This facility will enable us to be the lowest cost producer of fabric for flexible intermediate bulk containers and geotextiles. Additionally, we expect the Flexible Products business to become more diversified globally in their sales mix over time.

Elsewhere we are making good progress in our global recycling and reconditioning business and our rigid IBC business consistent with our strategy for these two additional growth platforms.

Please turn to slide 14. The contingency actions we began implementing in the second half of 2011 so far have resulted in cost savings of approximately $15 million. We expect additional benefits over the remainder of this year. The strong cost controls we are employing address the near-term challenges, especially in Europe, for our Rigid Industrial Packaging and Flexible Product businesses. We will continue to adapt our contingency actions to the changing market conditions.

Despite the external economic and market pressure issues that exist in parts of Europe, internally we are focused on successfully integrating recent acquisitions and increasing cash flow. The 12 acquisitions completed in 2010 and another eight acquisitions in 2011 further strengthen our footprint and long-term advantage in the Rigid Industrial Packaging and Flexible Products segments. These transactions are directly related to our 2008 strategy which included number one, entering the flexible market and establishing our position as the leading global manufacturer of flexible IBCs. Number two, becoming the largest global reconditioner and recycler of industrial containers. And three, increasing our presence in the global rigid intermediate bulk container market. Through the Greif Business System and distributed leadership we are confident in our ability to integrate these acquisitions over the coming quarters.

First quarter 2012 cash flow reflects solid improvement compared with a year ago. There are a number of initiatives underway throughout the Company to generate additional cash this year.

If you would please to turn to slide 15. Sustainability is an integral part of Greif’s strategy, driven in large part by our customers. Over the past several years we have pursued specific initiatives to achieve visible cost savings that benefit both Greif and the environment.

Our 2011 strategy team identified key drivers that will shape and influence our growth strategy. These include population growth, urban expansion, scarcity of natural resources and environmental challenges. We are currently implementing a number of sustainability initiatives based on these drivers.

One of those is a 15% reduction in energy consumption per unit of production within Greif’s global operations by 2015. We are more than halfway toward our goal and we are confident that we can reach it within the next three years.

Another initiative is to substantially reduce the total amount of green house gas emissions we emit annually as measured in tons of CO2. From 2006 to 2010 we achieved a 334,000-ton reduction in CO2 emissions. To put this initial achievement in perspective, this amount represents the equivalent of 76,000 fewer vehicles on the road annually. The accumulative savings from our current initiative is expected to save $20 million for 2012.

Our strategy is based upon profitable growth for our portfolio businesses. We expect our focus on acquisition integration and increasing cash flow, coupled with the Greif Business System, will make solid contributions to our financial results in 2012. A number of initiatives are being implemented to achieve these milestones.

This concludes our prepared remarks. Rob and I will now answer your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question is coming from Phil Gresh from JPMorgan Chase & Co. Please proceed with your question.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Thank you. Can you hear me?

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President, CEO

Yes. Morning, Phil. You’re a little bit soft, if you could move a little closer, please.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Oh, okay. Sorry. Wondering if you could just, David, maybe walk around the globe and talk about the trends you have been seeing out there. You talked about initial signs of improvement. So could you walk through the regions like you normally do?

David Fischer—Greif Inc—President, CEO

Yes, Phil. So, let me make a couple high level comments first. In general, we’re seeing a consistent pickup around the globe in most of our operations.

As you know, we participate now as the largest global reconditioner in the world, and that afforded us some insights that a year ago we didn’t have. So now we triangulate between our closure and accessory sales, our new drum of plastic and steel, our new IBC sales and the pickup of many of those containers at various points around the world. And while it’s not a quick recovery we are definitely seeing signs of improvement, and it seems to be fairly widespread.

If you look at this quarter versus the same time period last year, we are still down from that time period. But for example, North America would be very low single-digits sin terms of comparing the same quarter as previous time period, Latin America mid-single digits and with Europe and APAC being mid to high single-digits down over the previous quarter of 2011.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Okay. And then — so that was for the first quarter?

David Fischer—Greif Inc—President, CEO

Are you talking about—and you also want Q1 versus Q4? What we’re seeing there?

Philip Gresh—JPMorgan Chase & Co.—Analyst

Yes. Maybe talk sequentially what you are seeing and maybe just what you’re seeing in February right now. Is anything getting sequentially better as we move into this next quarter?

David Fischer—Greif Inc—President, CEO

Yes. Sequentially from January to February we are definitely seeing, again, a modest pickup but widespread. And even within the month of February, although we don’t have let’s say quantitative data, it appears the back half the month was even stronger than the first half of the month in February. It was a shorter month in terms of number of days for us, but clearly the per diem orders are starting to pick up stronger. And it appears the early indications that March is continuing that trend.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Okay. That’s encouraging. And then just maybe on the flexible side. Maybe you could talk about that a little bit. You didn’t give specific volumes, but if I back into it, is it fair to say that the volumes there were down maybe around 10%? And if that’s the case, the commentary that you’re giving on seeing signs of improvement, are you seeing it on flexibles as well?

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President, CEO

That’s a good question. It was just a little less than 10%, and I’ll say that one of the unusual things that we saw in flexibles versus the rest of the businesses was that the hard stop late in the calendar year and early in the year was a little bit more dramatic in terms of our rigid business, number one. Number two, the pickup is in fact there on a per diem basis. Again, February is a little shorter, but when you look at the ship and order patterns that are coming in we do see the same type of pickup not only in the back half of February but the early, early indications for March are very similar.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Okay. And then just one last question. On the pricing pressure that you have talked about in the legacy businesses. It sounds like that has leveled off, but is that the case, or has it gotten any worse, or has it spread anywhere else? And I guess also just is it in flexibles as well, or is it really truly just on the rigid side? Thanks.

David Fischer—Greif Inc—President, CEO

Yes. Thank you, Phil. So those acute price pressures have abated. Prices seem to have stabilized, and perhaps in some regions, starting to show some relief. We don’t see it getting worse, and those comments would apply both in rigids and in flexibles. It obviously got a little more pressure, a little more intense in Europe over the past couple of months, but generally we see around the world prices have stabilized and appear to be firming.

Philip Gresh—JPMorgan Chase & Co.—Analyst

Okay. Thanks. I’ll turn it over.

David Fischer—Greif Inc—President, CEO

Thanks, Phil.

Operator

Thank you. Our next question is coming from Ghansham Panjabi from Robert W. Baird & Company. Please proceed with your question.

Ghansham Panjabi—Robert W. Baird & Company, Inc.—Analyst

Hi, guys. Good morning.

David Fischer—Greif Inc—President, CEO

Good morning.

Robert McNutt—Greif Inc—SVP, CFO

Good morning, Ghansham.

Ghansham Panjabi—Robert W. Baird & Company, Inc.—Analyst

Just following the same vein of questioning, can you just round out the end market trends for the first quarter, and also you know which particular land markets may have been a little bit stronger, and also the intra-quarter trajectory there would be helpful. Thank you.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Robert McNutt —Greif Inc—SVP, CFO

Yes. And this is Rob, Ghansham. In terms of the end market, David went through the geographies. We’re seeing that in the US, certainly the chemicals end markets continue to show some improvement. We’ve actually seen very recently it appears that some of the chemical markets in Europe, and again, very early initial signs, but starting to show some improvement as well. Then broadly if you go to Asia-Pacific, everything shuts down for the Chinese new year, but we have seen that snap back nicely for us really across-the-board.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay. Can you distinguish in Europe between commodity and specialty chemicals? Have you started to see maybe commodities move up a little bit? And then how should we think about the variances between the category itself?

David Fischer —Greif Inc—President, CEO

So far this year I have not seen a material difference between the two.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay.

David Fischer —Greif Inc—President, CEO

I think perhaps in terms of where they stand right now I think we saw a little bit of startup in the commodity segments a little bit faster in the you know — this is again all relative than specialties, but specialties are now starting to come on and keep pace with that let’s say modest recovery we’re seeing. And the only other thing I would add to what Rob said, is that we’re in a bit of a low point right now in Latin America in terms of seasonality for some of their end markets, but we are seeing what appears to be some preparatory type orders coming in for the coming food season.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay. And then on the EBITDA guidance of $500 million to $550 million, just to confirm that’s after about $30 million in charges? And also, what volume expectations are you baking in for the second half?

Robert McNutt —Greif Inc—SVP, CFO

Yes. That is in fact after about $30 million in charges as we said for restructuring or acquisition-related costs. So it’s after that.

In terms of volume increase, we haven’t given a specific on guidance on what volume increase we’re anticipating and not comfortable doing that. But we do anticipate that Europe in the back half of the year — what I have said is that the back half of 2012 will largely mirror the front half of 2011.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Got it. And just one final one. Was there any residual impact of price costs being unfavorable in the first quarter? I know pricing was up 4%, but did you catch up fully on price costs in the first quarter?

Robert McNutt —Greif Inc—SVP, CFO

Not quite, but improved.

Ghansham Panjabi —Robert W. Baird & Company, Inc.—Analyst

Okay. Great. Thanks so much, guys.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Robert McNutt—Greif Inc—SVP, CFO

Thank you, Ghansham.

Operator

Thank you. Our next question is coming from Mark Wilde from Deutsche Bank. Please proceed with your question.

Mark Wilde—Deutsche Bank—Analyst

Good morning.

Robert McNutt—Greif Inc—SVP, CFO

Morning, Mark.

David Fischer—Greif Inc—President, CEO

Morning, Mark.

Mark Wilde—Deutsche Bank—Analyst

Just to start out, is the weakness in the flexibles market is that going to affect the timing on the JV startup, or what kind of end markets what kind of products you might be targeting coming out of the chute?

David Fischer—Greif Inc—President, CEO

Mark, it will definitely keep us at a lower operating rate going into the startup of the new hub, but I don’t think it’s going to affect the hub timing materially. We have a set schedule that’s built upon a lot of factors to make the plant get up and run, and changing those has a cascading effect if you will that isn’t really an attractive outlook for us. You can’t just stop operations and put it aside.

I would say the Greif Business System improvements on our network have been faster and more substantial in capacity utilization improvements than we had planned. So that coupled with the hub coming on will make us more aggressively pursue some of the business we have outside of our existing network, which is predominantly European based. So you will see us move into the other geographies faster.

It might push back phase 1B, but I’m talking months or quarters. But we’re in a state of what I would call feathering those type of capacity overlays. One thing that it has done for us, the freeing up of capacity and the softness in the market, it has made us move faster on some of our network consolidations and some of our higher cost facility closures, and bring those volumes into our lower cost existing ones or potentially the hub in the summer time and fall.

Mark Wilde—Deutsche Bank—Analyst

Yes. Okay. Just a couple of other questions around that hub. It sounded like you didn’t really expect any real benefits until 2013. If we just thought about the EBITDA guidance in the second half of this year, does that assume that hub actually winds up being a little bit of a drag for you?

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Robert McNutt—Greif Inc—SVP, CFO

Yes, Mark. Exactly. That’s typical with any startup of a large facility. We anticipate it’s going to be a modest drag on earnings in the back half of the year.

Mark Wilde—Deutsche Bank—Analyst

Okay. And then, Rob, when we think about it, especially with Dave’s comments about looking at converting outside of Europe, is that going to involve a significant amount of capital to build out say sewing facilities or whatever?

Robert McNutt—Greif Inc—SVP, CFO

Yes. The sewing facility — the converting facilities aren’t very capital intensive. We may do some build of some things, and we have some thoughts on the table for that, but these are not — I mean we’re talking a couple million dollars here and there and it’s within that $130 million this year that I previously quoted as total CapEx for the year.

David Fischer—Greif Inc—President, CEO

Yes. So when I look at that, Mark, I see that it’s a relatively higher capital base we have in extruding and weaving is set and we have a lot of run way there, particularly with continued GBS improvements. So the lower capital let’s say spoke deployment of our strategy in the various regions will be just as Rob described.

Mark Wilde—Deutsche Bank—Analyst

Okay. And now I wonder within the rigid business can you give us a sense of how the two new businesses are performing, the reconditioning and the IBCs down at Fusti?

David Fischer—Greif Inc—President, CEO

Yes, we can. Well, Fusti business and the reconditioning business in Europe both suffered from the draw back in market conditions, or the intense market forces they were facing in the latter quarter of 2011 and the beginning of 2012. In recent months — well, let me make one other comment on that.

For example, in the reconditioning business particularly in Europe, which is the bulk of what we do, it was extremely difficult to find empty or used containers to put through either our wash network or our remanufacturing network in that time period. It’s a very unusual for this business to have at points no inventory, but we did go through periods where we had no inventory coming into the yards for those businesses. People were just not emptying product at that particular juncture.

Now that situation has changed. We see some increase in pickups both in IBCs and in the plastic and steel drum incoming raw materials.

As far as Fusti directly, again with Italy being a big part of their business and Germany being the second biggest part of their business, they did suffer from a lack of demand and significantly increased competition for their product in that same time period I described. But in the last month, particularly, business has picked up very nicely, and we see strong pickup for that business going forward in the coming months. And we’ve also been able to pick up a couple new big accounts in that business that will also help with the recovery in Western Europe.

Mark Wilde—Deutsche Bank—Analyst

Okay. Couple other just real quick ones. There was a corrugating medium price hike announced by, one of the smaller players in the US. I wondered if you would give us your thoughts on that, and if Greif has announced anything?

Robert McNutt —Greif Inc—SVP, CFO

Yes. Greif as a practice doesn’t do public announcements. We tend to notify our customers on pricing issues in the corrugated side. If you look at supply and demand balance in that business and we’ve continued to have decent demand in that business in North America and I think as – as Asia-Pacific now improving back at

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

work and Europe appearing to be stabilizing our expectation is that you look at supply and demand balance now that there certainly is some opportunity there. I also think if you look historically as OCC prices have increased that’s helped push board prices historically and so no reason that I would anticipate that relationship to change and so as we have seen a little more pressure on OCC price here I would expect between supply and demand balance and input cost increases that I wouldn’t be surprised to see prices continue to be able to move up in that business.

Mark Wilde—Deutsche Bank—Analyst

Okay the just the last question. There wasn’t much in the way of land sales this quarter and I wondered if you could just update on the situation with those land holdings north of Toronto.

Robert McNutt—Greif Inc—SVP, CFO

Yes. Selling recreational real estate that’s under a bunch of snow and ice in Canada is tough but yes, we have —and I don’t have the exact number at my fingers, Mark. I can get that for you 14,000 acres up there and, we continue to market those properties and typically seasonally those do tend to sell a little better when you get people to them and you’re not in the winter there and so that market surprisingly and impressively to me has been a little more resilient through the economic downturn than I had anticipated but we will continue to over time as the market for that is attractive to put that out. We’re not in a particular rush time schedule or forced time schedule on that. It’s more reaction to market and be able to sell and get value.

Mark Wilde—Deutsche Bank—Analyst

Okay. Fair enough. I will turn it over. Thanks, guys.

Operator

Chris Manuel from Wells Fargo Securities. Please proceed with your question.

Gabe—Wells Fargo—Analyst

Good morning. This is actually Gabe in for Chris.

David Fischer—Greif Inc—President, CEO

Hi Gabe.

Gabe—Wells Fargo—Analyst

First question is around the restructuring and maybe GBS but you talked about in the fourth quarter call about how you would expect a lot more of the restructuring to be in flexibles and this quarter it seemed to be a little bit more in industrial and I just looking to understand if you guys have identified maybe some lower hanging fruit in some of these recently acquired businesses or if it’s more related to some of these contingency plans that you’ve talked about.

David Fischer—Greif Inc—President, CEO

Yes. Gabe, I’m not sure if that time period we made that previous comment that we had fully grasped requirements of responding to the European downturn in the rigids. Also, I have to compliment our management staff. They’re very fast in terms of responding to those downturns. So while the mix of restructuring activities might be a little different than that comment generally speaking for the whole year we do anticipate flexibles to have more activity with their consolidation of their footprint and shutting down high cost operations, making four companies into one, and less going forward in the rigids side because it’s a more mature side of our business an many of those operations have been polished and honed for a long period of time, but with that downturn in Europe clearly we had to respond in terms of taking out some of our cost structure to be in a more let’s say proper competitive footprint given the realities of what is going to happen — what has happened in Europe, but the lack of uncertainty of what might continue to happen there.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Gabe—Wells Fargo—Analyst

Okay. And I guess to continue and piggyback off of that, you know you had identified $15 million of savings like specifically relating to these contingency efforts and then presumably there’s ongoing GBS savings within the business and then also you guys highlight another $20 million of sustainability savings. Can you help us understand I guess are these discrete items, are they net of other I guess input costs increases because when you start adding these up, they seem—or what’s sustainable with respect to the contingency savings some of of these up to pretty big numbers, $50 million.

David Fischer—Greif Inc—President, CEO

Yes. So let me try to take those in pieces. And Rob can chime in if I miss something so let’s take the energy and sustainability bucket first. Those costs—those cost savings are resulting from projects we started in previous years even some of them going back to 2010 because they’re energy related predominantly and—and efficiency related and energy consumption so a lot of those savings have already been factored into our forecast for the year and we’re just now seeing the realization of some of the savings from previous investments. On the restructuring side I think we published a figure around $30 million for the year and we still anticipate that figure to be valid for the remainder of the year. We just happened to accelerate some of those and maybe change a mix slightly in response to the European downturn and on the contingency savings contingency savings are largely the result of producing less product but not just simply running our factories lighter but taking out shifts taking out real hard costs in terms of both people and fixed production elements. Those costs we anticipate those cost savings to run throughout the rest of the year and just how much we get out of the contingency envelope, if you will, will highly depends upon what happens in the market. Because we’ve executed on a wave of contingencies to achieve that $15 million we have about 100 projects completed in that, we have another hundred projects identified for phases two and three which I quite frankly hope we don’t have to execute on, but if necessary we’re prepared to go to the next level of contingency savings, go beyond the $15 million in terms of an annual run rate. So I hope that gave you some color commentary around those three buckets and Rob he can comment if I missed anything.

Robert McNutt—Greif Inc—SVP, CFO

No. I think you covered it well. The only thing I would say is that if you look at the contingency savings, I mean fundamentally we as markets have softened the folks who run those businesses on the ground have done just a fantastic job of quickly responding and taking cost out and so there is a bit of an offset so as David says those costs will end up going back if there’s more demand for product, we have to hire people to go run the lines and so forth and so some of those costs will go back in on the contingency side that’s more flexible depending on demand. On the GBS end—and the sustainability costs those tend to end up being permanently embed in our cost structure and so as you look at those flexibles numbers and while we’ve got tough market conditions you see how much value the guys who run that business have extracted out of the Greif Business System and productivity improvements and cost reductions where while volumes are down margins are actually up in that business and so that’s a play book that the Company has run for years and runs very well and those costs tend to be embedded.

Gabe—Wells Fargo—Analyst

Okay. Thank you. I guess one last hopefully we won’t have to like you said conditions improve and no more contingency efforts. Switching gears to paper. Volumes are up 9%. I think it’s what you guys had said. Can you talk about how sustainable that is or are we lapsing looks like couple three, four quarters of mid-single high single-digit volume increases and I guess maybe a way to think about is utilization where are you guys at and could you squeeze a little bit more out of that business?

Robert McNutt—Greif Inc—SVP, CFO

Yes. I will take that. The—in terms of that business and the volumes the—recall that last year early 2011, late 2010 there was a paper machine rebuild that—that helped bump volumes a bit there and so as the folks who run those assets have brought that up the curve that’s a component of it. As we talked about in the past that investment in that business we’ve got an efficient frontier analysis that the Company has done to say what’s the logical investment and what’s the—what’s the limit in each of those large facilities and we’re not quite all the way through that, but largely through it and so now what you’re seeing is—is one the benefits of that paper machine rebuild being fully realized and then some just plain efficiency and running better, those are assets that are run very, very well, very efficiently and that 9% increase I don’t expect to see that continuation going forward unless we would take the next step in this efficient frontier investment that I talked about.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President, CEO

Yes. And I will add so that that we launched the efficient frontier analysis and then planned about two years ago it’s—it’s a three year plan, I think it’s going to take us about three years and a half to finalize, but we’ve got about three quarters of that done so the incremental steps we have remaining will be executed over the next 12 to 18 months and again I will echo what Rob said our team there under Pete Watson and Tim Bergwall have done a fantastic job of running that business and managing that plan very, very effectively.

Gabe—Wells Fargo—Analyst

Perfect. Thank you, gentlemen. Good luck in the quarter.

Robert McNutt—Greif Inc—SVP, CFO

Thank you.

David Fischer—Greif Inc—President, CEO

Thank you.

Operator

Thank you. Our next question is coming from Steve from D.A. Davidson. Please proceeds with your question.

Steve—D.A. Davidson—Analyst

Thank you. Good morning.

Robert McNutt—Greif Inc—SVP, CFO

Good morning, Steve.

Steve—D.A. Davidson—Analyst

First one on rigid the acute pressure that you referred to in Europe was presumably attributable to Schutz and Mauser do you think that’s the function of the European crisis? Is there desperation in their actions?

David Fischer—Greif Inc—President, CEO

I would say that I can’t attribute it to any one competitor. There is actually a number of small regional competitors in the heart of the most intense competitive markets of Western Europe and Germany and Italy come to mind there and I’m not going to comment on how their actions are desperate or not desperate, but I can tell you that when a commodity product drops significantly the way it did and there’s plenty of capacity around I mean that’s what happens in our type of market and I’m glad to see that for a fair amount that intensity has at least abated certainly not getting worse and it appears to be on the improving side of the equation.

Steve—D.A. Davidson—Analyst

Well, despite being in digestion mode could you act if either of the two that I mentioned or any of the smaller ones became available?

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President, CEO

We could, but I’m pretty happy with our footprint the way it is particularly on the rigid side because, we’ve gone down a path in the last few years of adding what we—what we believe is a superior product to many and equivalent to Schutz and the IBC and why and we have done what we said we would do in the both the reconditioning and the new steel drum side and I don’t think—I don’t believe we need to add particularly in those—in those geographies significant assets to our network. We will remain keenly active in sizing up long-term opportunities in China and India and other parts of the world, but I’m pretty happy with our—our footprint in those markets.

Steve—D.A. Davidson—Analyst

Okay. And coming back to our side of the pond in containerboard I know you’re not huge on the box side but are you seeing any customers that are looking for a second source of supply as the industry consolidates?

Robert McNutt—Greif Inc—SVP, CFO

Yes.

Steve—D.A. Davidson—Analyst

Okay. Do you want to elaborate on the opportunity for you or that’s a good answer I guess?

Robert McNutt—Greif Inc—SVP, CFO

Yes. I think that any time there’s activity in an industry like this that you do have some customers that look for alternatives and so that has certainly created the some opportunities for us. I wouldn’t say that it’s a material component, but around the margin anecdotally, yes.

Steve—D.A. Davidson—Analyst

Well, okay. This will be my last question. And this is not a derogatory but you are clearly a second-tier by virtue of your size. I mean is there a compelling reason for the second-tier suppliers to—to bulk up in order to service national accounts given what’s happened with the truly big guys?

Robert McNutt—Greif Inc—SVP, CFO

I’m going to take exception. I will say maybe third tier in terms of volumes because of our participation in the market, but as we look at return on assets and margins and so forth we move ourselves up that scale, but having said that, this—there’s not an enormous advantage in our view to additional scale size and so, you never say never to anything, but certainly that has not been a part of the strategy to dramatically grow our footprint in that business.

Steve—D.A. Davidson—Analyst

Understood. Okay. Thank you very much.

Operator

Our next question comes from Walt Liptak from Barrington Research. Please proceeds with your question.

Walt Liptak—Barrington Research—Analyst

Thanks. Good morning.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Robert McNutt—Greif Inc—SVP, CFO

Morning.

Walt Liptak—Barrington Research—Analyst

I wanted to ask about the acquisition revenue was a little bit lower than I expected and I imagine part of that is because of the lower flexible volumes out of Europe is that right?

Robert McNutt—Greif Inc—SVP, CFO

Yes, Walt. If you look at the acquisitions, you know, that the bulk of those were European based. I mean they had some—some components outside of Europe, but really European based and as we make these acquisitions I mean a number of these have been under discussion for a number of years and you don’t always get to pick your perfect timing to buy something with the perfect timing of how a specific market conditions are. And so the fact that a lot of that was European based did have a negative impact on us.

Walt Liptak—Barrington Research—Analyst

Okay. Well, right. It’s obviously not ideal to buy something and then have to restructure it, but I guess I wonder, you know, as you go through more flexible restructuring in Europe in the second quarter how much of that contributes to the lower volumes just because of disruptions to the process and putting new locations in place.

Robert McNutt—Greif Inc—SVP, CFO

Yes. In terms of restructuring impact and volumes absolutely not. I will tell you that—that what we do—what this Company does when it buys businesses like that is that it applies Greif Business System techniques that are—have been exercised in this Company for years that basically improve productivity and we’re talking very significant percentage increases in output capability in these businesses. And so if you’ve got something where you’re getting—you know, we’ve had instances of 20 plus percent improvement in productivity in some of these assets we’ve bought in the flexibles business when you get that kind of productivity increase at the same time you’ve got a demand market that’s sliding on you, you can do some—you can improve your cost structure. By taking some things out, but it is—you know, again, a fairly consistent play book that this Company has used to acquire assets, improve productivity dramatically through application of the Greif Business System and if the market is not growing rapidly, then you make the right decision to take costs out.

Walt Liptak—Barrington Research—Analyst

Okay. So considering that, you know, if the—it sounds like volume is not getting worse, maybe starting to improve a little bit. Is this first quarter operating profit margin for flexible is that the low water mark you think?

Robert McNutt—Greif Inc—SVP, CFO

You know, I think it depends on a lot of issues including where input costs are going as well as—as where product prices are going and so, you know, I would be—I would be uncomfortable saying that this is an absolute low water mark because there are lots of influences on that. From a market perspective I think that we anticipate that we’re going to have some improvement in that business going forward.

David Fischer—Greif Inc—President, CEO

And I will just add one thing that I don’t see us deviating from our long-term goals of margin enhancement in that business. I’m keeping a close eye on the propylene shortages particularly in North America with the refineries that are out and whether or not that will trickle over to other geographies, but there’s an acute situation on propylene shortages that need into polypropylene obviously and there’s some activities going there for us I’m not too concerned because our fabric and extrusion capabilities are not based upon the US Gulf Coast propylene situation, but definitely that is going to have effect on — on the industry in North America.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Walt Liptak—Barrington Research—Analyst

Okay. Okay. Thanks. That helps. And then if I can ask another question on — on the operating cash flow and some of those working capital accounts that improved. You know, you said that you took specific action. I wonder if you elaborate on those an maybe give us an idea of what kind of cash you can takeout of inventory and receivables.

Walt Liptak—Barrington Research—Analyst

And other items during the year?

Robert McNutt —Greif Inc—SVP, CFO

Yes. In terms of the working capital initiatives a lot of different things and, again, we’ve got a distributed business and so you’ve got a lot of people making a lot of decisions around a Company with 280 some odd locations around the world and so it’s really putting in place processes around better inventory forecasting and management of working with our suppliers and—and working with our customers to jointly manage channel and take cost out of channel for both of us. Part of that is—is related to being more efficient with—with payables and receivables and so forth. So it’s a variety of different things. We have not changed our expectation that at this point that publicly that we’re going to get about a $25 million improvement in working capital this year.

Walt Liptak— Barrington Research—Analyst

Okay. Okay. Thanks. And last one. You know, you talked about 2013 as being the year where the Saudi joints venture ramps. Can you give us an idea of the revenue that you hope to get in 2013?

Robert McNutt —Greif Inc—SVP, CFO

Yes. We have not given a specific revenue forecast for 2013. In the past we’ve said by 2015 we aspire to have that business at a billion dollars in revenue and 15% profit margin. Having said that, you know, we had not anticipated this drop-off in Europe and so while the guys who run that business are still very comfortable with 15% margin, the billion dollars revenue number will to a large degree depend on what the global economy does.

Walt Liptak—Barrington Research—Analyst

Okay. Alright.

Walt Liptak—Barrington Research—Analyst

You know, the other thing that changed is the—you know, natural gas prices have dropped in some parts of the world. I wonder if that changes sort of the outlook for-profitability for that business.

David Fischer—Greif Inc—President, CEO

Our natural gas positions particularly in the Saudi hub are fixed over long-term contracts and with our production phase not in the US or not based upon US economics we see no change in that.

Walt Liptak—Barrington Research—Analyst

Okay. Alright. Thank you.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Operator

Thank you. Thank our next question coming from street capital. Please proceed with your question.

Street Capital—Analyst

Good morning, gentlemen. I just wanted to follow up on the flexible target. So what you’re saying is that you’re reiterating confidence in—even though you might be softer on the top line of your goal as you ramp up Saudi and roll forward, that is not the key determinant on achieving this margin target?

David Fischer—Greif Inc—President, CEO

It’s one of the components, but it’s not—you knowing there’s several components in that which I think we’ve previously covered in other calls and investor presentations. It is a key component to it, but it’s not, you know, the only—only component to it.

Street Capital—Analyst

Okay. Just making sure I heard right. And the second question is a question, a request and a comment. I mean a relatively new shareholder. I have participant a lot of time looking over your last ten years and you guys have really well articulated this GBS system and how it goes down to the bottom the organization, how you manage it and you consistently pound it it to us so I presume you pound it internally, but my question is—and I think the observation is I think you do yourself a disservice by aggressively breaking out restructuring charges every single quarter that I would argue make it impossible for any single person on this call to truly evaluate, you know, what is extraordinary and one time and what is just your day in, day out of grinding improvement which is always about one step backward to get two steps forward. And so when I’m looking at your numbers with or without restructuring charges it makes it very difficult as one of your callers pointed out to kind of see puts and takes and really what the final result is and I would just argue and maybe ask you to comment that I think you should cease and desist and your number is your number and there will be stuff in there, but the final number and where it lays out is what we need to judge you on and it’s just very difficult to do so.

Robert McNutt —Greif Inc—SVP, CFO

I’ll comment on that and I—I hear your perspective on that. Other investors have been supportive of that level of disclosure and my view is that greater transparency in that regard is better and let the investor make the decision on whether they want to look at the very bottom line number or if they want to look at what level of adjustments in that and so the objective here is to provide useful information for investors and different investors view different information as useful and so I think what we’ve done there is—is gives you the best of both worlds. You can take it out, others can leave it in.

Street Capital—Analyst

Well, I would be very happy to run $50 million dollars of your pension money if you did not include my three bad stocks in my performance. Thank you.

Operator

Final question from Mark Wilde from Deutsche Bank. Please proceeds with your question.

Mark Wilde—Deutsche Bank—Analyst

Yes. Just a follow-up on the IBC’s business. You know, it seems like that is a relatively regional business because of the — the size of those tanks and it sounded to me like you want to expand the manufacturing footprint in that business over time, maybe running that through some Greif facilities in the other parts of the world. Can you talk a little bit about that without giving away too much competitively and can you give us some sense of how much you think that IBC business can be grown over the next three to five years?

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President, CEO

Yes. I just want to make sure I heard you right you’re talking rigids right Mark?

Mark Wilde—Deutsche Bank—Analyst

Yes.

David Fischer—Greif Inc—President, CEO

So you’re exactly right. It’s an obvious strategic mover for us to—to buy the capability and buy the design and the patent field we have with the know-how all embedded in Fustiplast. We have 280 sites around the world and right now it is a little bit of a prioritization task for us to figure out where to go first. Obvious spots on the list would be China, Southeast Asia, North America, Brazil and that plan is in place. There are five sites that are—that have been identified for expansion we’re executing on those plans. We can’t do all five at once. It’s not a bunch of capital. It’s a bunch of pieces of equipment that we build ourselves and piece together from other operations, but they’re still a task that is a burden for the staff that we have from Fusiplast so you should anticipate us rolling out those four or five sites in the next couple of years in a very disciplined way and the fact that we have the GBS and have space available in heritage sites around the world make it very easy to expand that product line around the world and that’s what we’re going about doing. I would prefer not, Mark, to articulates which ones come first because there’s a whole lot of commercial strategies that have to play into that—that debut.

Mark Wilde—Deutsche Bank—Analyst

Yes. I understand that. I understand there are kind of issues with existing licensees and things like that. I am just trying to get a sense of what you think this adds to Greif from just a revenue standpoint over a three to five year period, whatever you want to do.

David Fischer—Greif Inc—President, CEO

We haven’t discussed that—that figure yet, Mark. Not publicly.

Mark Wilde—Deutsche Bank—Analyst

Okay. Alright. Well, we’ll look forward to you doing at that at some point.

Operator

Thanking Mark. Thank you that does conclude our question-and-answer session. Mr. Fisher for closing comments.

David Fischer—Greif Inc—President, CEO

Thank you, Kevin. As I mentioned in my prepared remarks, we look forward to gradual improvement in our as the year progresses. Our priority for 2012 include integration acquisition pleased during the past two years and increasing cash flow. The progress achieved concerning both priority during the first quarter of the year is encouraging. I will now turn it over to Deb to provide replay information.

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MARCH 01, 2012 / 03:00PM GMT, GEF - Q1 2012 Greif Inc. Earnings Conference Call

Deb Strohmaier

Thanks, David. A replay of this conference call will be available in approximately one hour on the Company’s website at www.greif.com. We appreciate your interest and participation in this conference call this morning. Thank you for joining us. Thank you. This concludes today’s teleconference. Please disconnect your lines at this time and have a wonderful day. We thank you for your participation today.

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